Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

October 18, 2021
111 Broadway Suite 807 New York, NY 10006 T - (212) 332-8160 F - (212) 332-8161
Vinco Ventures, Inc. 1 West Broad Street Suite 1004 Bethlehem, PA 18018	www. lucbro.com

Re:	Vinco Ventures, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Vinco Ventures, Inc., a Nevada corporation (the “Company” or “you”), and have participated in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about October 18, 202, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 9,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issuable under the Vinco Ventures, Inc. 2021 Equity Incentive Plan (as amended, the “Plan”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices not less than the par value thereof, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Nevada.

We hereby consent to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP